Cover Letter to Offer to Purchase and Letter of Transmittal

EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED PARTNERSHIP INTERESTS AT THIS

TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE

PARTNERSHIP’S TENDER OFFER.

October 16, 2006

Dear Morgan Stanley Institutional Fund of Hedge Funds II LP Limited Partner:

We are writing to inform you of important dates relating to a tender offer by Morgan Stanley Institutional Fund of Hedge Funds II LP (the “Partnership”). If you are not interested in redeeming your limited partnership interests or a portion of your interests in the Partnership (“Interests”) at this time, please disregard this notice and take no action.

The tender offer period will begin on October 16, 2006 and will end at 12:00 midnight New York time on November 30, 2006, but tenders of Interests must be submitted no later than November 16, 2006. The purpose of the tender offer is to provide liquidity to limited partners of the Partnership that hold Interests. Interests may be presented to the Partnership for purchase only by tendering them during one of the Partnership’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Partnership during this tender offer period please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope no later than November 16, 2006. If you do not wish to sell your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR INTEREST AT THIS TIME.

All tenders of Interests must be received by Morgan Stanley Alternative Investment Partners LP (referred to herein as “Morgan Stanley AIP” or the “General Partner”), either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order no later than November 16, 2006.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call Robin Coroniti at Morgan Stanley AIP (610) 260-7600.

Sincerely,

Morgan Stanley Institutional Fund of Hedge Funds II LP

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